UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 31, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, N.E., Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2005, Lodgian, Inc. (the "Company") awarded options under two (2) stock option agreements with its Chief Financial Officer, Linda B. Philp. One agreement is entitled "Incentive Stock Option Agreement" and describes the terms and conditions of certain incentive stock options granted to Ms. Philp by the Compensation Committee of the Company's Board of Directors. The Incentive Stock Option Agreement grants Ms. Philp 16,421 incentive stock options as of January 31, 2005. The strike price of the options is $11.72 which represents the average of the high and low prices of the Company's common stock as quoted by the American Stock Exchange on the date of grant. The term of the options is ten (10) years. Subject to earlier vesting or forfeiture in the event of death, disability or other termination, four thousand and forty-four (4,044) options vest on January 31, 2006. An additional four thousand and forty-four (4,044) options vest on January 31, 2007, and the balance of the options, eight thousand three hundred and thirty-three (8,333), vest on January 31, 2008.

The Company and Ms. Philp also entered into an agreement entitled "Stock Option Agreement" which describes the terms and conditions of certain non-qualified stock options granted to Ms. Philp by the Compensation Committee of the Company's Board of Directors. The Stock Option Agreement grants Ms. Philp 8,579 non-qualified stock options as of January 31, 2005. The strike price of the options is $11.72 which represents the average of the high and low prices of the Company's common stock as quoted by the American Stock Exchange on the date of grant. The term of the options is ten (10) years. Subject to earlier vesting or forfeiture in the event of death, disability or other termination, four thousand two hundred and eighty-nine (4,289) options vest on January 31, 2006 and four thousand two hundred and ninety options (4,290) vest on January 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

February 4, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary